RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

(508) 767-3861

April 5, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attn: Jeffrey Gabor

Re:	RXi Pharmaceuticals Corporation
Registration Statement on Form S-3
Filed March 29, 2018 File No. 333-224031

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Daylight Time, on April 6, 2018 or as soon thereafter as practicable.

[Signature page follows]

Very truly yours, RXi Pharmaceuticals Corporation

/s/ Geert Cauwenbergh
Geert Cauwenbergh President, Chief Executive Officer and acting Chief Financial Officer

cc:	Ryan A. Murr, Gibson, Dunn & Crutcher LLP